Exhibit 99.1

News Release
Lockheed Martin Names Kenneth R. Possenriede Executive Vice President and Chief Financial Officer
Bruce L. Tanner to Retire
BETHESDA, Md., December 10, 2018 -- Lockheed Martin's board of directors has approved the appointment of Kenneth R. Possenriede, 58, as executive vice president and chief financial officer, succeeding Bruce L. Tanner, who intends to retire in mid-2019. Possenriede’s appointment is effective Feb. 11, 2019.
“I’d like to thank Bruce for his significant contributions to our corporation’s success throughout his impressive 37-year career,” said Marillyn Hewson, Lockheed Martin chairman, president and CEO. “During his nearly twelve years as Lockheed Martin’s CFO, Bruce has led us through many important new business wins, significant acquisitions and divestures, including the acquisition of Sikorsky and divestiture of our former Information Systems & Global Solutions business, and ensured we continued to increase our shareholder value.”
Possenriede is currently vice president of Finance and Program Management at Aeronautics, where he is responsible for all aspects of the business area’s finances and program management processes, including accounting, contracts, business management, financial planning, scheduling and earned value.
“Ken is an accomplished leader with experience in every business area and Lockheed Martin UK,” continued Hewson. “During his more than 30-year career at Lockheed Martin, he has developed an impressive track record of delivering outstanding results for our customers, company and shareholders.”
Prior to his current role, Possenriede was vice president and treasurer for Lockheed Martin from 2011 to 2016. In that role, he was responsible for all aspects of the company’s worldwide banking activity, including global treasury operations, foreign exchange and capital markets, rating agency relations, capital planning, facilities and risk management. Previously, he served as vice president of Finance and Business Operations for the corporation’s former Electronic Systems business area; vice president of Finance and Business Operations for Space; and vice president of Finance and Business Management for the prior Mission Systems and Solutions (MS2) line of business. He also served as chief financial officer for Lockheed Martin United Kingdom and from 2001 to 2003 Possenriede was seconded as Interim CEO and EVP CFO at Exostar, an independent online supplier exchange backed by Lockheed Martin.

Possenriede holds a Master of Business Administration from the University of Michigan and bachelor’s degree from Rutgers University in economics.
About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. This year the company received three Edison Awards for ground-breaking innovations in autonomy, satellite technology and directed energy.
 For additional information, visit our website: www.lockheedmartin.com.

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